                                                                   EXHIBIT 10.45


                            SEPARATION AGREEMENT AND  RELEASE

         This Separation Agreement and Release (this "Agreement") is made and entered into as of the 14th day of February, 2003 (the "Agreement Effective Date"), by and between Anthony Souza, individually ("Souza"), and Motorcar Parts & Accessories, Inc., a New York corporation (together with its subsidiaries and affiliates, the "Company"), with reference to the following facts and objectives:

                                    RECITALS

         (1) The Company is a leading remanufacturer of replacement alternators and starters for imported and domestic cars and light trucks in the United States and Canada. The Company also assembles and distributes ignition wire sets for imported and domestic cars and light trucks with facilities in the United States in Torrance, California and Nashville, Tennessee, as well as in Singapore and Malaysia;

         (2) Souza has been employed by the Company as its President and Chief Executive Officer pursuant to the terms of an Employment Agreement dated December 1, 1999 (the "Employment Agreement"), and has been a director of the Company since December 1, 1999; and

         (3) Souza and the Company entered into a letter agreement on February 14, 2003, pursuant to which Souza and the Company agreed to the terms and conditions of the termination of Souza's employment, among other matters (the "Letter Agreement"). The Letter Agreement provides for the parties to enter into this Agreement.

                  NOW, THEREFORE, in consideration of the mutual covenants and agreements contained herein, and subject to the terms and conditions set forth herein, the parties hereto hereby agree as follows:

         1. RESIGNATION; DIRECTORSHIP. Souza has, effective at the close of business, California time, on the Agreement Effective Date, resigned as a director, officer and from any and all other positions and capacities with or in the Company (except as an independent consultant as set forth herein), a copy of which resignation is attached as Exhibit A. Notwithstanding the date that this Agreement is signed, and provided that it is not revoked pursuant to Section 4.3 hereof, Souza hereby confirms the termination of his employment by the Company effective as of the Agreement Effective Date. Except as set forth in Sections
2.1 through 2.8 hereof, inclusive, the Employment Agreement is terminated as of the Agreement Effective Date and has no further force, effect or validity.

         2. CONSULTING SERVICES AND SEVERANCE BENEFITS. In lieu of any and all severance pay and other benefits provided for in the Employment Agreement, at law, or otherwise, the Company shall pay to or provide for the benefit of Souza the benefits described below. Souza acknowledges that the benefits and arrangements contained in this Agreement are anticipated to exceed the benefits to which Souza would have been entitled in the absence of this Agreement, and that such benefits represent fair and adequate consideration for the release contained herein and the other terms and conditions of this Agreement.

         2.1 CONTINUATION OF BASE SALARY. The Company will continue payment of Souza's Base Salary, as provided in Section 5(a) of the Employment Agreement, through May 31, 2003.

         2.2 VACATION PAY. Within three (3) business days after the date this Agreement is executed by the parties, the Company will pay Souza the sum of $34,615.38 (less $15,614.99 to be withheld for applicable payroll taxes) as vacation pay through May 31, 2003.

         2.3 SICK PAY. Souza acknowledges that no sick pay is due to Souza.

         2.4 BONUS. Not later than July 15, 2003, the Company will pay Souza his bonus for the fiscal year ended March 31, 2003 less any amounts advanced with respect thereto. In addition, any bonus that is payable to Souza for the two month period that will end on May 31, 2003, will be paid to Souza within 30 days after completion of the audited financial results of the Company for the fiscal year ending March 31, 2004. With regard to matters relating to Souza's bonus, the provisions of Section 5(c) of the Employment Agreement will govern.

         2.5 BUSINESS EXPENSES. The Company will reimburse Souza for business expenses incurred by Souza in the manner provided in Section 6 of the Employment Agreement. In this regard, Souza may retain the cell phone he is currently using for business purposes and the Company will reimburse him for such usage. On May 31, 2003, Souza will return the cell phone to the Company or purchase it for a mutually agreeable price. If practicable, Souza will be given the opportunity to retain the cell phone number for his use after May 31, 2003, whether or not he purchases the cell phone. Further, Souza will properly document or reimburse the Company for an aggregate of $1049.80 in charges incurred on an American Express issued to him.

         2.6 HEALTH BENEFITS. The Company will pay Souza the sum of $2,086.45 per month for each of the months of March, April and May 2003, for health benefits under Section 7(a) of the Employment Agreement.

         2.7 AUTOMOBILE ALLOWANCE AND EXPENSES. All expenses that are to be paid by the Company pursuant to Section 7(b) of the Employment Agreement shall be paid for Souza's automotive use through May 31, 2003. In addition, the Company will pay Souza an amount equal to $1,502.00 as reimbursement for documented automobile insurance costs that Souza incurred and paid prior to the Agreement Effective Date.

         2.8 BENEFITS UNDER EXECUTIVE DEFERRED COMPENSATION PLAN. The Company confirms that Souza may withdraw, without restriction and at any time, the entire balance in his account under the Company's Executive Deferred Compensation Plan (the "Deferred Compensation Plan") to the extent of contributions by Souza and the Company through the Agreement Effective Date.

         2.9 INDEMNIFICATION. The Company will indemnify Souza for his prior service as an officer and director of the Company and for Souza's service as a consultant following the Agreement Effective Date, to the fullest extent provided by applicable law and in accordance with the Company's Certificate of Incorporation and Bylaws. In this connection, Souza will cooperate with the Company and its counsel as the Company may reasonably request.

         2.10 LEGAL EXPENSES. Each of the parties hereto shall bear his or its own legal expenses and related costs.

         3. AGREEMENTS AND OPTIONAL TERMINATION.

                  3.1 AGREEMENT TO PROVIDE CONSULTING SERVICES. Commencing as of the Agreement Effective Date and continuing through May 31, 2004, Souza agrees to provide consulting services to the Company as an independent consultant. Souza shall make himself available to the Company, its Chief Executive Officer and other officers and to management employees, and its Board of Directors as they may request upon reasonable advance notice, but subject to other engagements Souza may schedule prior to the receipt of any such notice requesting his services for the Company. The Company's Chief Executive Officer and other officers of the Company shall have the authority to notify Souza and request his services. Consulting services that are requested from Souza will not be inconsistent with Souza's duties while he was the Company's Chief Executive Officer. In this connection, Souza shall use reasonable efforts to cooperate with the

Company so that appropriate consulting times may be scheduled. The compensation and benefits set forth in Sections 2.1 through 2.8, above, shall be the total compensation payable to Souza for such consulting services for the period from the Agreement Effective Date through May 31, 2003. For the period from June 1, 2003 through May 31, 2004, Souza's compensation shall be $15,000/month, payable on or before the fifth day of each month during that one-year period. Souza shall be fully responsible for any and all taxes (including, without limitation, income taxes) that may arise in connection with the performance of his services as an independent consultant.

                  3.2 COPYRIGHT OWNERSHIP. If in the course of providing his services hereunder, Souza, alone or with employees of the Company, develops any material that the Company believes and informs Souza may be subject to protection under the United States Copyright Law, Souza agrees that exclusive ownership of the copyright shall reside in the Company and that such copyrightable matter shall be a "work made for hire" as such term is defined in he United States Copyright Law.

                  3.3 OPTIONAL TERMINATION. Souza may terminate his consulting Services for the Company at any time and for any reason following June 1, 2003, by giving the Company at least 30 days prior written notice thereof.

                  4. GENERAL RELEASE.

                           4.1 RELEASE. Souza, for and on behalf of himself and
each and all of his past, present, and future agents, attorneys, affiliates, representatives, heirs, executors, administrators, family members, successors, and assigns, hereby fully and forever releases the Company and its past, present, and future officers, directors, managers, shareholders, agents, employees, attorneys, affiliates, representatives, successors, and assigns (collectively, the "Company Related Parties") from all claims, demands, debts, obligations, liabilities, costs, expenses, rights of action, causes of action, or judgments of any kind or character whatsoever, whether known or unknown, suspected or unsuspected, contingent or absolute, direct or indirect, arising on or before the date hereof or that hereafter may be claimed to arise out of any action, inaction, event, or matter occurring on or before the date hereof, that were, might, or could have been asserted against the Company Related Parties (collectively, the "Released Claims"), including, but not limited to, any and all claims in connection with, arising out of, resulting from, or in any way relating to Souza's employment with the Company and the termination thereof; discrimination on the basis of: age; race; national origin; sex; marital status; disability; medical, physical, or mental condition; or sexual orientation; violation of public policy; wrongful termination; breach of express or implied contract; breach of the implied covenant of good faith and fair dealing; unpaid wages, benefits, accrued vacation, or other compensation; breach of the Employment Agreement, or any other contract; unfair labor practices; intentional or negligent infliction of emotional distress or any other personal injury tort; or violation of any federal, state, or local laws or regulations relating to employment discrimination or otherwise, including, but not limited to, the federal Age Discrimination in Employment Act ("ADEA") and the Older Workers' Benefit Protection Act. The Released Claims specifically do not include (i) any claims arising out of the rights and obligations of the parties pursuant to this Agreement, (ii) any claims arising out of Souza's right to be indemnified by the Company, to the fullest extent provided by applicable law, and (iii) Souza's rights as an option holder under the Company's 1994 Stock Option Plan. Nothing in this release shall be interpreted to waive or release any right Souza has under applicable law to seek indemnification for claims that may be asserted against him on behalf of the Company by one or more third parties.

                  4.2 KNOWING AND VOLUNTARY WAIVER. Souza understands and agrees that the Released Claims include ALL claims of any nature and kind whatsoever, whether known or unknown, suspected or unsuspected, and Souza hereby expressly waives all rights under Section 1542 of the Civil Code of California, which provides as follows:

                  A general release does not extend to claims which the creditor does not know or suspect to exist in his favor at the time of executing the release, which if known by him must have materially affected his settlement with the debtor.

Souza acknowledges that he hereafter may discover facts different from or in addition to those that he now knows or believes to be true with respect to the Released Claims and agrees that this release shall be and remain effective in all respects notwithstanding any different or additional facts or the discovery thereof.

                  4.3 ADEA RIGHTS. Souza hereby acknowledges that he has been advised that, pursuant to the ADEA, he is entitled to consider this Agreement for a period of 21 days before execution hereof, and that he has the right to revoke this Agreement for a period of seven days after execution hereof. Souza hereby acknowledges that this Agreement was delivered to him on February 20, 2003, and, if he has executed this Agreement before March 13, 2003, he has done so knowingly, and thereby expressly and voluntarily waives the right to consider this Agreement for a period of 21 days prior to execution. Notwithstanding the date that Souza signs this Agreement, he has the right to revoke this Agreement for a period of seven days after he signs it, as indicated next to his signature hereon.

                  4.4 COBRA RIGHTS. Notwithstanding the release provided for herein, the Company is obligated to, and shall, provide Souza timely written notification of Souza's rights, if any, to continuation of insurance coverage under the provisions of the Consolidated Omnibus Reconciliation Act of 1986 ("COBRA").

                  5. LIMITATION ON ACTIVITIES. For purposes hereof, the "business" of the Company is defined as set forth in subparagraph (1) in the RECITALS to this Agreement. For the periods set forth in the following Subsections of this Section 5, Souza agrees that he will not:

                           5.1 COMPETING BUSINESS. During the period he is a
consultant to the Company, carry on or engage in any business that is competitive with, the same as, or similar to, the business of the Company anywhere within the United States of America;

                           5.2 SOLICITATION OF CUSTOMERS. During the period he
is a consultant to the Company, call upon, solicit or cause to be solicited with respect to products or services similar to those of the Company, any customer of the Company. For purposes hereof, a "customer of the Company" is any person or entity to which the Company has sold or actively offered to sell its products or services during the thirty-six month period ending on the Effective Date of this Agreement. Nothing in this Agreement shall prohibit Souza from soliciting or causing to be solicited any person or organization with respect to products or services not the same as or similar to those of the Company.

                           5.3 SOLICITATION OF EMPLOYEES. Through the period
ending May 31, 2005, solicit for employment or other affiliation, as an employee, partner, co-owner, joint venturer, or consultant, any person who was employed by the Company on the Agreement Effective Date and while such person is employed by the Company.

                  6. CONFIDENTIAL INFORMATION.

                           6.1 DEFINITIONS. The term "confidential information"
includes the following categories of information, regardless of whether such information would qualify as a "trade secret" under applicable law: (i) personal information regarding current and former Company employees including name, address, telephone number, email address, marital status, salary history, benefits, disciplinary history, medical information, and any other information in which employees have a privacy interest, but only to the extent that the Company treats such information as confidential information and takes steps to protect such information from unauthorized disclosure or misuse; (ii) specific information regarding Company customers that has been developed and compiled with the time, effort and resources of the Company and its employees, the names of customer contact personnel, promotional program participation patterns and preferences of customers, promotional program participation terms, special promotional programs, promotional program terms, conditions and pricing, customer credit records and payment history, customer correspondence and files, but only to the extent that the Company treats such information as confidential information and takes steps to protect such information from unauthorized disclosure or misuse; (iii) non-public business practices and ideas of the Company, including sales techniques and new product ideas and plans; and (iv) non-public financial information relating to the Company and its operations.

                           6.2 DUTY OF NONDISCLOSURE. Souza agrees that neither
he nor any of his employees, agents, representatives, affiliates, or partners shall, at any time, directly or indirectly, disclose or use any confidential information of or relating to the Company that is known to Souza as of the Agreement Effective Date or confidential information which may be disclosed to Souza in the course of his consulting activities for the Company. Souza hereby acknowledges that certain confidential information is the property of the Company or that the Company may be under a duty to prevent the disclosure thereof to third parties, that such confidential information was made known to Souza in confidence in connection with his duties as an officer, director, and employee of, or consultant to, the Company, and that any use of such confidential information by Souza other than for the sole benefit of the Company would be wrongful and would cause irreparable harm. Souza shall be under no obligation to protect the confidentiality of any information that: (i) becomes publicly known through no breach or fault of Souza; (ii) is obtained by Souza from a third party who has the right to transfer or disclose it without breach of any obligation of confidentiality;
(iii) is disclosed by Souza under legal process such as a subpoena or other examination in the course of litigation or a public or private governmental investigation after giving prompt notice to the Company of such subpoena or other legal process and cooperates as the Company may reasonably request, at its expense, to quash such proceeding; or (iv) has been disclosed by Souza prior to the Agreement Effective Date in the course of his service as an officer or director of the Company, except for information that was disclosed under circumstances where the recipient accepted the disclosure under a written agreement of confidentiality.

                           6.3 OTHER AGREEMENTS AND OBLIGATIONS. Souza
acknowledges that, as an employee, executive and director of the Company, he is a party to various prior agreements and understandings with and for the benefit of the Company. Such agreements and understandings shall not survive the execution of this Agreement and the transactions contemplated hereby. Further, the Letter Agreement shall not survive the execution of this Agreement, and will be superseded and replaced by this Agreement.

                  7. INJUNCTIVE RELIEF. Souza agrees and acknowledges that it would be difficult to compensate the Company fully for damages for breach of any of the provisions of Sections 5 and 6 hereof (other than Section 6.3). Accordingly, Souza specifically agrees that the Company will be entitled to temporary and permanent injunctive relief to enforce the provisions of such Sections, and that such relief may be granted without the necessity of posting a bond or of proving actual damages. This provision with respect to injunctive relief will not, however, diminish the Company's right to claim and to recover damages.

                  8. REPRESENTATIONS AND WARRANTIES OF SOUZA. Souza hereby represents and warrants to the Company as follows:

                           8.1 NO ASSIGNMENT. Souza has not assigned or
transferred, or purported or agreed to assign or transfer, to any individual, partnership, corporation, or other entity, all or any portion of his or its right, title, or interest in and to the Employment Agreement or any of the Released Claims.

                           8.2 COMPLIANCE. This Agreement and the consummation
of the transactions contemplated hereby has not and will not result in the breach of any term or provision of, or constitute a default under, any court order, judicial decree, lien, indenture, mortgage, deed of trust, lease agreement, instrument, commitment, or other arrangement to which Souza is a party or by which he is bound.

                  9. REPRESENTATIONS AND WARRANTIES OF THE COMPANY. As of the Agreement Effective Date, the Company hereby represents and warrants to the Souza as follows:

                           9.1 AUTHORITY. The Company has the requisite
authority to enter into the transactions contemplated by this Agreement. The execution, delivery and performance of this Agreement have been duly approved and authorized by all necessary action by the Board of Directors of the Company.

                           9.2 COMPLIANCE. This Agreement and the consummation
of the transactions contemplated by this Agreement has not and will not result in the breach of any term or provision of, or constitute a default under, any court order, judicial decree, lien, indenture, mortgage, deed of trust, lease, agreement, instrument, commitment, or other arrangement to which the Company is a party or by which he is bound.

                  10. LEGAL REPRESENTATION. Each of the parties hereto represents that such party has been represented by legal counsel of his or its own choosing.

                  11. NOTICES. All notices, demands and other communications required, desired, or permitted to be given under this Agreement shall be in writing and shall be deemed to have been given immediately if personally delivered; twenty-four hours after being delivered to overnight delivery couriers or sent by telecopy, e-mail, or other electronic transmitting device, provided that the device records the date and time of successful transmission thereof; or five days after mailing by registered or certified mail, postage prepaid, return receipt requested, addressed in accordance with the addresses set forth below, or to such other addresses of which notice is given pursuant to this Section.

                      If to Souza:        Mr. Anthony Souza
                                          16051 Avenida San Miquel
                                          La Mirada, CA 90638
                                          Telephone: (562) 947-9873
                                          Facsimile: (562) 947-0499

                      With a copy to:     Jack Goldman, Esq.
                                          Miller & Holguin
                                          Suite 700

                                          1801Century Park East
                                          Los Angeles, CA 90067
                                          Telephone: (310) 556-1990
                                          Facsimile: (310) 557-2205

                      If to the Company:  Motorcar Parts & Accessories, Inc.
                                          2929 California Street
                                          Torrance, CA 90503
                                          Attention: Selwyn Joffe, Chairman,
                                          President & CEO
                                          Telephone: (310) 972-4005
                                          Facsimile: (310) 224-5128

                      With a copy to:     Michael M. Umansky, Esq.
                                          Motorcar Parts & Accessories, Inc.
                                          2929 California Street
                                          Torrance, CA 90503
                                          Telephone: (310) 972-4015
                                          Facsimile: (310) 224-5128

                  12. ENTIRE AGREEMENT. This Agreement contains the entire agreement between the parties with respect to the subject matter hereof and supersedes any prior agreements, arrangements, understandings, representations, warranties and covenants between the parties hereto, including, without limitation, the Letter Agreement.

                  13. NO WAIVER. No delay or omission in the exercise of any right or remedy shall impair such right or remedy or be construed as a waiver. A consent to or approval of any act shall not be deemed to waive or render unnecessary consent to or approval of any other or subsequent act. All rights of the parties hereto are separate and cumulative, and no one of them, whether exercised or not, will be deemed to be to the exclusion of any other rights, and no one of them will be deemed to limit or prejudice any other legal or equitable rights or remedies that the parties hereto may have. The parties hereto will not be deemed to waive (either expressly or by implication) any of their rights or remedies under this Agreement except by a duly executed written waiver.

                  14. SEVERABILITY. If any portion of this Agreement is for any reason declared invalid or unenforceable by reason of any applicable law, the validity of the remaining portions shall not be affected thereby and such remaining portions shall remain in full force and effect as if this Agreement had been executed with the invalid portion eliminated.

                  15. GOVERNING LAW. This Agreement shall be governed by and construed in accordance with the internal laws of the State of California in effect from time to time. The parties agree that proper venue will be in the Superior Court of Los Angeles County.

                  16. ARBITRATION OF DISPUTES. Except as otherwise provided in this Agreement, any controversy between the parties arising out of this Agreement shall be submitted to the American Arbitration Association for arbitration by a sole arbitrator in Los Angeles, California. The costs of the arbitration, including any American Arbitration Association administration fee, the arbitrator's fee, and costs for the use of facilities during the hearings, shall be borne equally by the parties to the arbitration. Attorneys' fees may be awarded to the prevailing or most prevailing party at the discretion of the arbitrator. The provisions of Sections 1282.6, 1283, and 1283.05 of the California Code of Civil Procedure apply to the arbitration. The arbitrator shall not have any power to alter, amend, modify or change any of the terms of this Agreement nor to grant any remedy which is either prohibited by the terms of this Agreement, or not available in a court of law.

                  17. ATTORNEYS' FEES. In any arbitration or other proceedings to enforce or to interpret any part of this Agreement, or any action arising out of the transactions or relationships that are the subject matter hereof, the prevailing party shall be entitled to recover as an element of its costs of the action, and not as damages, all attorneys' fees reasonably incurred in bringing such action and in enforcing any judgment or award granted therein, all of which shall be deemed to have accrued upon the commencement of such action. The "prevailing party" shall be the party that is entitled to recover its costs of the action, regardless of whether the action proceeds to final judgment. Any judgment or order entered in such action shall contain a specific provision providing for the recovery of attorneys' fees and costs incurred in enforcing such judgment or order.

                  18. AMENDMENT. No supplement, amendment, or modification hereof shall be valid unless it shall be in writing and signed by all parties hereto.

                  19. SUCCESSORS AND ASSIGNS. Except as otherwise specifically provided herein, all of the terms, provisions, and obligations of this Agreement shall be binding upon and shall inure to the benefit of the parties hereto and their respective heirs, representatives, successors and assigns.

                  20. SURVIVAL OF REPRESENTATIONS AND WARRANTIES. All written representations and warranties of the parties set forth in this Agreement will survive the consummation of the transactions contemplated by this Agreement.

                  21. THIRD PARTIES. This Agreement and all conditions and provisions hereof are intended for the sole and exclusive benefit of the parties hereto and their respective successors and assigns, and nothing contained herein shall be construed to give any other person or entity any legal or equitable right, remedy, or claim under or in respect of this Agreement or any provision hereof.

                  22. FURTHER ASSURANCES. Each party shall execute and deliver all such further instruments, documents or similar materials, and shall perform any and all acts necessary, to give full force and effect to all of the terms and provisions of this Agreement.


                            [SIGNATURE PAGE FOLLOWS]

IN WITNESS WHEREOF, the parties have caused this Agreement to be executed on the dates set forth opposite their names below.

Dated:   June 30, 2003              /s/ Anthony Souza
                                    ____________________________________
                                               Anthony Souza


Dated:   June 30, 2003              Motorcar Parts & Accessories, Inc.


                                    By: /s/ Selwyn Joffe
                                        ________________________________
                                        Selwyn Joffe, Chairman of the Board,
                                        President and Chief Executive Officer

                                    EXHIBIT A

                                   RESIGNATION

                                  Anthony Souza
                            16051 Avenida San Miquel
                               La Mirada, CA 90638

February 14, 2003

Motorcar Parts & Accessories, Inc.
2929 California Street
Torrance, CA 90503
Attention: Mr. Selwyn Joffe, Chairman of the Board

Gentlemen:

This shall confirm my resignation, effective at the close of business, California time, today, as a director, officer and from any and all other positions and capacities with or in Motorcar Parts & Accessories, Inc. and any of its subsidiaries and affiliates, except for the consulting services I may be providing pursuant to the Separation Agreement and Release dated as of the date hereof.

Sincerely,



Anthony Souza